Exhibit 10.37
SECOND AMENDMENT OF LEASE
     THIS AGREEMENT, made as of the 28th day of February, 1990, between 401 PARK AVENUE SOUTH ASSOCIATES, (hereinafter referred to as “Landlord”), and HEALTH MANAGEMENT SYSTEMS, INC., (hereinafter referred to as “Tenant”).
W I T N E S S E T H
     WHEREAS, Landlord and Tenant entered into an Agreement of Lease dated September 24, 1982 as amended and modified by an Amendment of Lease dated January 6, 1986, covering certain premises on the 10th floor in the building known as 401 PARK AVENUE SOUTH in the City, County and State of New York (said agreement of Lease, as amended, being hereinafter called the “Lease”); and
     WHEREAS, the parties hereto desire to amend the Lease in the respects and upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in the consideration of the sum of One Dollar ($1.00) paid by each of the parties hereto to the other (the receipt and sufficiency of which is hereby acknowledged) and of other good and valuable consideration, including the covenants and understandings herein contained, it is hereby agreed as follows:
1.	The date of the expiration of the term of the Lease is changed to May 31, 2003;

2.	Upon execution of this Agreement, the portion of the 12th Floor of the Building not presently leased to Tenant pursuant to the terms of a Lease dated February 1, 1980 between Landlord and Tenant shall be added to the Demised Premises.

3.	The portion of the 11th Floor of the Building not presently leased to a Tenant Pursuant to the terms of a lease dated January 6, 1986 between Landlord and Tenant shall be added to the Demised Premises on the date on which the current occupant of this space vacates premises.

4.	The annual rent set forth on the first page of the Lease shall be changed to:

$304,565 upon the execution of this Agreement and to $365,226 on the later to occur of October 1, 1990 or the date on which the current occupant of the portion of the 11th floor premises not currently occupied by Tenant vacates (hereinafter Eleventh Floor Inclusion Date).

5.	Effective February 1, 1990, Article 39(c) of the Lease shall be deleted and shall be replaced with the following:

(c) The “Base Tax” as such term and amount is used in this Lease shall be equal to the following:
(i)	$222,141 for the tax year July 1, 1990 through June 30, 1991;

(ii)	$226,584 for the tax year July 1, 1991 through June 30, 1992;

(iii)	$231,115 for the tax year July 1, 1992 through June 30, 1993;

(iv)	$235,738 for all tax years occurring during the term of this Lease beginning July 1, 1993.”
6.	The 8.33 percent contained in Article 39 shall be changed to 11.714 upon the date of execution of this Agreement and to 14.044 percent on the Eleventh Floor Inclusion Date.

7.	Article 40 (e) (f) (h) and (i) shall be deleted from the Lease and shall be of no further force and effect.

8.	The figure 17,500 in Article 40(c) shall be changed to 24,600 upon the date of execution of this Agreement and to 29,600 on the Eleventh Floor Inclusion Date.

9.	The following shall be added to the Lease as Article 40 (e):
“40 (e) In each year during the term of the Lease, Tenant shall pay the sum obtained by multiplying the amount by which the Wage Rate in effect as of the first day of such Operating Year exceeds the Base Wage Rate by the Wage Rate Multiple. If the Wage Rate shall increase for decrease during any Operating Year, the Wage Rate for such Operating Year, for the purpose of such computation, shall be calculated by multiplying each of the different Wage Rates in effect during such Operating Year by the number of days it was in effect that year, adding the product of such calculations and dividing the result by 365.”
10.	The following shall be added as Article 40 (f) to the Lease:
“40 (f) Notwithstanding anything to the contrary contained in this Lease, beginning February 1, 1990 the Wage Rate for each year occurring during the term of this Lease shall be the Wage Rate in effect for the calendar year 1990.”
11.	The following shall be added to the Lease as Article 40 (g):
“40 (g) As the inducement to the Landlord to maintain the Wage Rate as set forth in Article 40 (f) of this Lease Tenant agrees, beginning on January 1, 1994 and ending on the expiration date of this Lease, to pay to the Landlord, in each year, as a supplement to the amount to be paid by Tenant pursuant to Article 40 (e) of this Lease an amount (hereinafter “Supplementary Labor Wage Payment”) equal to $34.575.20.

Tenant shall pay this Supplementary Labor Wage Payment as additional rent in the twelve equal monthly installments beginning on January 1st of each year. All payments to be made pursuant to this Article are due and payable on or before the first day of each month. Any delay or failure of Landlord in billing any amount payable under this Article shall not constitute a waiver or in any way impair the continuing obligation of Tenant to make all payments hereunder.”
12.	The following should be added to the Lease as Article 40(h):

“40. (h) Effective as of the first day in January of each year during the term of this Lease, beginning January 1, 1995 there shall be an adjustment to the amounts payable by the Tenant pursuant to the terms of the Lease. This adjustment (hereinafter “Operating Expense Contribution”) shall represent a contribution by Tenant to Landlord towards increases in operating costs of the Building since the inception of this Lease. The Operating Expense Contribution shall be equal to the sum of the Base Operating Expense Contribution (as hereinafter defined) plus the amount computed by multiplying 1.045% by the Operating Expense Contribution payable in the immediately preceding year. The Base Operating Expense Contribution shall be $28,569.50.
Tenant shall pay the Operating Expense Contribution as additional rent, in twelve equal monthly installments commencing as January 1st of each year. All payments to be made pursuant to this Article are due and payable on or before the first day of each month. And delay or failure in billing any amount payable under this Article shall not constitute a waiver or in any way impair the continuing obligation of Tenant to make all payments hereunder.”

13.	As an inducement for Tenant to enter into this Agreement, Landlord agrees to share equally with Tenant the costs to do the following:
(i)	Perform all demolition work as required by Tenant, in the 12th Floor premises being added to the Demised Premises.

(ii)	Perform all demolition work, as required by Tenant in the 11th Floor premises being added to the Demised Premises pursuant to the provisions of paragraph (3) of this Agreement.

(iii)	Demolish and reconstruct the existing bathrooms on the 11th and 12th floors of the Building to include compliance with current handicapping rules and regulations.
               Landlord and Tenant will cooperate with each other to determine the most economical way to perform the above work. Landlord and Tenant agree that the work will be done by Tenant in accordance with the provisions of the Lease, and upon completion, Landlord will pay to Tenant 50% of the cost to perform such work which cost Landlord and Tenant will have agreed to prior to the commencement of such work.
14.	The following shall be added as Article 70 to the Lease.

“70. Tenant, at its sole cost and expense, may arrange to change its current electric service so that it is directly metered by Con Edison provided that at the expiration of the Lease Tenant arranges, at its sole cost and expense, to remodify the electric metering service to the Demised Premises to the condition which exists as of the date of this Agreement.”

15.	Except as heretofore and hereby amended, all of the terms, conditions and covenants in the Lease, including, without limitation, the provisions of the Lease relating to additional rent shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

401 PARK AVENUE SOUTH ASSOCIATES

BY:	/s/ Stephen J. Meringoff

HEALTH MANAGEMENT SYSTEMS, INC.

BY:	/s/ Vincent Hartley